Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
October 26, 2006	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES
THIRD QUARTER 2006 RESULTS

BOSTON — The Federal Home Loan Bank of Boston (the Bank) announced the following unaudited results for the quarter ended September 30, 2006:

Third Quarter 2006 Balance-Sheet Highlights

Total assets increased 3.5 percent to $59.7 billion at September 30, 2006, up from $57.7 billion at yearend 2005. Advances were essentially flat at $37.9 billion, compared with $38.1 billion at yearend 2005, and represented 63.5 percent of total assets. Investments and short-term money-market instruments rose 16.5 percent to $16.9 billion, compared with $14.5 billion at yearend 2005. Member-mortgage assets decreased 5.5 percent to $4.6 billion, compared with $4.9 billion at yearend 2005. Capital declined 2.6 percent to $2.6 billion at September 30, 2006, compared with $2.7 billion at yearend 2005.

Third Quarter 2006 Operating Results

Net income for the quarter ended September 30, 2006, was $50.3 million, an increase of 62.6 percent compared with $31.0 million for the same period in 2005. Net interest income after provision for credit losses on mortgage loans increased $14.7 million, or 23.2 percent, to $77.7 million for the quarter, up from $63.1 million for the same period in 2005. This increase in net interest income is due primarily to higher interest rates, higher average capital levels, and an increase in average advances balances, from $28.0 billion for the quarter ended September 30, 2005, to $40.8 billion for the quarter ended September 30, 2006.

Federal Home Loan Bank of Boston

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600    |    FAX: 617-292-9645

www.fhlbboston.com